Exhibit 99.1

General Office . Distribution Center

130 A.C. Moore Drive . Berlin, NJ 08009 PHONE: (856) 768-4930 . FAX: (856) 753-4723

For:	From:
A.C. Moore Arts & Crafts, Inc.	Gregory FCA Communications, Inc.
For More Information Contact:	For More Information Contact:
Marc Katz, Chief Financial Officer	Joe Crivelli
(856) 768-4957	(610) 642-8253
A.C. Moore Reports Fourth Quarter and 2006 Results
• 14% Reduction in Inventory on a Per Store Basis
• Cash Net of Debt Improved $15.7 Million versus 2005
Berlin, New Jersey, February 22, 2007 — A.C. Moore Arts & Crafts, Inc. (Nasdaq: ACMR) today announced results for the fourth quarter and year ended December 31, 2006.
Sales for the fourth quarter of 2006 grew to $197.8 million, an increase of 5.0% over sales of $188.0 million during the fourth quarter of 2005. Same store sales decreased by 3.0% versus 2005. Net income was $6.6 million, or $0.33 per share, compared with net income of $10.7 million, or $0.53 per share, in the fourth quarter of 2005. Fourth quarter 2006 results include costs of $1.4 million, or $0.04 per share, related to the closure of one store location and a lease termination. Fourth quarter results also include $524,000, or $0.01 per share, in expense for stock-based compensation, and $461,000, $0.01 per share, in management change costs.
Sales for the year ended December 31, 2006 were $589.5 million, an increase of 9.0% over sales of $539.4 million in the same period in 2005. Same store sales were flat for the twelve month period. The net income for the year ended December 31, 2006 was $2.4 million, or $0.12 per share, versus net income of $10.0 million, or $0.50 per share, for 2005. Results for the year ended December 31, 2006 include costs of $3.4 million related to management changes and $2.8 million for stock-based compensation expense, or $0.09 per share and $0.07 per share, respectively.
Rick A. Lepley, Chief Executive Officer, stated, “During the last quarter we focused on reducing our out of line inventory condition and improving our year end cash position and we are gratified with those results. In 2007, we are continuing to focus on expense control and working on improving our operational efficiencies to lay the ground work for improved profitability.”
The Company will host a conference call today, Thursday, February 22, 2007 at 5:00 p.m., Eastern Time, to discuss fourth quarter and 2006 results. To participate in the conference call, please call 973-935-8512 and provide the operator with passcode #8425775. If you are unable to access the live call, please dial 973-341-3080 and enter pin #8425775 to access the taped digital replay. The replay will be available at approximately 7:00 PM ET on February 22, 2007 and will remain available until March 1, 2007 at 11:59 p.m.
A simultaneous webcast of the conference call may be accessed at www.acmoore.com. Go to “Investor Relations” and click on “Corporate Profile.” To listen to the live call via webcast, please go to the Company’s website at least 15 minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends on the Company’s website.

About A.C. Moore:
A.C. Moore operates arts and crafts stores that offer a vast assortment of traditional and contemporary arts and crafts merchandise for a wide range of customers. The Company operates 122 stores in the Eastern United States. For more information about the Company, visit our website at www.acmoore.com.
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This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore’s current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, customer demand and trends in the arts and crafts industry, inventory risks, the effect of economic conditions and gasoline prices, the impact of unfavorable weather conditions, the impact of competitors’ locations or pricing, the availability of acceptable real estate locations for new stores, difficulties with respect to new system technologies, including the recent POS conversion, difficulties in implementing measures to reduce costs and expenses and improve margins, supply constraints or difficulties, the effectiveness of and changes to advertising strategies, the costs associated with a change in management, difficulties in determining the outcome and impact of litigation, the impact of the adoption of FAS 123R, the impact of the threat of terrorist attacks and war, the Company’s ability to maintain an effective system of internal control over financial reporting and other risks detailed in the Company’s Securities and Exchange Commission filings.

A.C. MOORE ARTS & CRAFTS, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	December 31,
	2006	2005

ASSETS

Current assets:
Cash and cash equivalents	$76,120	$57,748
Marketable securities	—	5,224
Inventories	146,751	152,646
Prepaid expenses and other current assets	10,433	7,634

	233,304	223,252

Non-current assets:
Property and equipment, net	95,268	88,098
Other assets	1,409	1,407

	$329,981	$312,757

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$2,571	$2,571
Trade accounts payable	48,703	46,445
Other current liabilities	23,107	15,804

	74,381	64,820

Non-current liabilities:
Long-term debt	21,643	24,215
Deferred tax liability	6,749	8,039
Accrued lease liability	19,430	17,174

	47,822	49,428

	122,203	114,248

Shareholders’ Equity	207,778	198,509

	$329,981	$312,757

A.C. MOORE ARTS & CRAFTS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Three months ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005

Net sales	$197,839	$187,974	$589,506	$539,436
Cost of sales	125,986	115,628	358,725	326,581

Gross Margin	71,853	72,346	230,781	212,855
Selling, general and administrative expenses	58,912	53,842	219,298	192,878
Costs related to change in management	461	—	3,376	—
Store pre-opening expenses	1,016	1,160	3,241	3,459

Income (loss) from operations	11,464	17,344	4,866	16,518
Net interest expense (income)	(20)	126	323	450

Income (loss) before income taxes	11,484	17,218	4,543	16,068
Provisions for income taxes	4,889	6,478	2,109	6,026

Net income (loss)	$6,595	$10,740	$2,434	$10,042

Basic net income (loss) per share	$0.33	$0.54	$0.12	$0.51

Diluted net income (loss) per share	$0.33	$0.53	$0.12	$0.50

Weighted average shares outstanding	20,167,098	19,816,074	19,929,185	19,757,988

Weighted average shares outstanding plus impact of stock options	20,191,580	20,104,802	20,019,314	20,149,184